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                                                                    EXHIBIT 99.1

                              [TRU*SERV (TM) LOGO]

                                  PRESS RELEASE

                                             For more information contact:
                                             Shelley Hughes
                                             TruServ Corporation
                                             (773) 695-5258

             TRUSERV CORPORATION REPORTS YEAR-END FINANCIAL RESULTS
  ONE-TIME CHARGES RESULT IN LOSS FOR 2001, CO-OP REGISTERING PROFITS IN 2002

     CHICAGO, APR. 12, 2002 - TruServ Corporation today reported financial results for fiscal year 2001, the month of December 2001 and the fourth quarter of fiscal year 2001, as well as for January and February 2002.
     For the fiscal year ended Dec. 31, 2001, TruServ reported a net loss of $50.7 million, attributable to one-time charges including restructuring charges, inventory write downs and refinancing fees. Excluding these one-time charges, the cooperative achieved an operating profit of $6.7 million. Revenues for 2001 were $2.6 billion, which is down 10.7 percent compared with comparable business unit sales in 2000. Sales for 2001 declined 34.4 percent compared with reported sales for 2000, which included a lumber business disposal on Dec. 31, 2000.
     Because approximately $37 million of these charges were taken in December 2001, TruServ reported a net loss for the fourth quarter of $36.8 million and a net loss of $46.7 million in December.

THE STAGE IS SET FOR 2002 PROFITABILITY

     Year-to-date through February 2002, TruServ reported a net profit of $2.6 million. "TruServ operated at a profit in two of the slowest sales months in the calendar," said David Shadduck, chief financial officer of TruServ. "Even more critical is the fact that we made money on lower sales, proving our cost reductions are having the desired effect of lowering our break-even point."
     Combined sales in January and February were $334.5 million, compared with $405.3 million for the same period a year ago. Net profit for the period improved $14.2 million compared with a loss of $11.6 million for the same period a year ago. Shadduck explained that





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the co-op benefited from lower interest expenses and lower overhead expenses than in the prior year's period.
     Pamela Forbes Lieberman, TruServ's president and chief executive officer, said the one-time charges taken in fiscal year 2001 were a necessary step toward setting the cooperative on the path to profitability in 2002 and beyond. She noted that the company's balance sheet continues to strengthen, with year-end total debt of $457 million (net of available cash on hand), which is 49.5 percent lower than its high of $905 million in February 1999.
     The cooperative's recent signing of amendments to its senior debt agreements was another very significant step, reflecting the lending community's acknowledgement of TruServ's financial progress, she said. It also paved the way for a clean opinion from the co-op's independent accountants for the 2000 and 2001 financial statements. All of these improvements set the stage for an expected profit of $15 million to $20 million in 2002, she said. "This range is based on forecasted sales of $2.3 billion."

REDUCED COST STRUCTURE CONTRIBUTES TO JANUARY AND FEBRUARY 2002 PROFITABILITY
     Shadduck added that the co-op continues to reduce its cost structure to drive profitability. "We made some hard decisions in 2001 to ensure our profitability in 2002 and beyond," he said. "We're gratified to see the desired effects of our strategy so early in 2002."
     TruServ continues to pursue a number of key initiatives to reduce debt and increase profitability, including the potential sale of a majority interest in its paint manufacturing business, Forbes Lieberman said.

NEW STRATEGIC INITIATIVES IN MRO AND RENTAL TO FUEL MEMBER GROWTH, ENHANCE RETENTION
     TruServ also has two new initiatives for 2002: the growth of the MRO (Maintenance, Repair and Operations) business and the growth of the rental business.

MRO
     "The MRO initiative is focused on a highly fragmented, $350 billion industry primed for our members to take a larger share," Forbes Lieberman said. With 7,000 locations, an award-winning Internet Custom Catalog, buying power of a $2 billion enterprise and strong vendor relationships, TruServ is building a national accounts business in which it will be a business





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development arm for its members as it pursues providing parts and supplies to large regional and national business enterprises and governmental institutions. Under the direction of Fred Kirst, vice president of MRO, TruServ will further strengthen its capabilities in this area, she said.

RENTAL
     "We know equipment rental better than any of our competitors," Forbes Lieberman said. A program that has traditionally achieved high investment returns and profitability for members, rental will be "re-energized," Forbes Lieberman said, through an initiative to accelerate the number of members the co-op can help to install or grow the rental business under the True Value, Taylor Rental, Grand Rental Station and Party Central brands. At TruServ's recent hardware market in Dallas, more than 200 rental vendors occupied 400 booths to answer questions and take members' orders. Also, two rental Demo Days provided hands-on training on everything from operating earth-moving machines to raising large-scale party tents. Twenty different rental seminars guided members through all aspects of the business, from start-up to catering a wedding.

FOCUSED ON SERVING THE INDEPENDENT HARDWARE DEALER
     "As we move forward in 2002, TruServ is more sharply focused on helping our members thrive at retail," Forbes Lieberman said. "With fill rates at industry-leading levels, a broad product offering and the best retail solutions in the industry, we're laser-focused on the needs of the independent hardware dealer."

     TruServ, headquartered in Chicago, is one of the world's largest member-owned wholesale hardware cooperatives with 2001 sales of $2.6 billion. The TruServ cooperative includes approximately 7,000 independent retailers worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.


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     This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the Company's most recent Form 10-K which Note is incorporated into this news release by reference.

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
                                                   TRUSERV CORP.
                                 2001 COMPARATIVE CONDENSED STATEMENTS OF EARNINGS
                                 -------------------------------------------------
                                               (Dollars in millions)
                                 MONTH ENDED                     QUARTER ENDED                      YEAR ENDED
-------------------------------------------------------------------------------------------------------------------------------
                     12/31/01   12/30/00    % CHANGE     12/31/01   12/31/00    % CHANGE    12/31/01   12/31/00     % CHANGE
-------------------------------------------------------------------------------------------------------------------------------
Comparative Revenue     $203.1     $230.4      (11.8%)      $595.2     $667.2      (10.8%)   $2,598.0   $2,908.5       (10.7%)
Lumber Revenue              --      $67.8     (100.0%)        $0.1     $217.3     (100.0%)      $21.4   $1,085.1       (98.0%)
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Net Sales               $203.1     $298.2      (31.9%)      $595.3     $884.5      (32.7%)   $2,619.4   $3,993.6       (34.4%)
==================== ========== ========== ============ =========== ========== ============ ========== ========== =============

Comparative Net        ($10.1)     ($5.0)     (102.0%)        $0.3     ($8.8)       103.4%       $6.4    ($10.3)        162.1%
Income
Direct Lumber               --       $1.1     (100.0%)          --       $2.9     (100.0%)       $0.3      $14.0       (97.9%)
Business Income
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Pro Forma Net          ($10.1)     ($3.9)       159.0%        $0.3     ($5.9)     (105.1%)       $6.7       $3.7         79.0%
Margin/(Loss)*

Pension                     --         --           --          --         --           --         --       $5.0      (100.0%)
Annuitization
Pension Settlements         --         --           --          --         --           --     ($5.9)         --      (100.0%)
Asset Sale Gains          $1.0      $30.3      (96.7%)        $1.8      $30.3      (94.1%)       $2.0      $30.3       (93.4%)
Restructuring &        ($34.2)     ($2.4)   (1,325.0%)     ($35.4)     ($2.7)   (1,211.1%)    ($47.8)     ($4.9)      (875.5%)
Refinancing Costs
Other Charges           ($3.4)         --     (100.0%)      ($3.5)         --     (100.0%)     ($5.7)         --      (100.0%)
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Total                  ($36.6)      $27.9     (231.2%)     ($37.1)      $27.6     (234.4%)    ($57.4)      $30.4      (288.8%)
Non-Operational or
Unusual Items
-------------------------------------------------------------------------------------------------------------------------------

Reported Net Income    ($46.7)      $24.0     (294.6%)     ($36.8)      $21.7     (269.6%)    ($50.7)      $34.1      (247.7%)
===============================================================================================================================
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*Excluding non-operational or unusual items.

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